Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-165535

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-184789

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-204632

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-219557

UNDER THE SECURITIES ACT OF 1933

ECHO GLOBAL LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-5001120 (I.R.S. Employer Identification No.)

Echo Global Logistics, Inc. 2008 Stock Incentive Plan, as amended through the amendment and restatement effective June 16, 2017

Echo Global Logistics, Inc. 2015 Inducement and Retention Stock Plan for Command Employees

(Full title of the plan)

600 West Chicago Avenue
Suite 725
Chicago, Illinois	60654
(Address of registrant’s principal executive offices)	(Zip Code)

Douglas R. Waggoner
Chairman and Chief Executive Officer
Echo Global Logistics, Inc.
600 West Chicago Avenue

Suite 725
Chicago, Illinois 60654
(Name and address of agent for service)

(800) 354-7993
(Telephone number, including area code, of agent for service)

Copy To:

Steven J. Gavin, Esq.
Winston & Strawn LLP
35 West Wacker Drive

Chicago, Illinois 60601
(312) 558-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller Reporting Company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

DEREGISTRATION OF SECURITIES

Echo Global Logistics, Inc. (the “Registrant”) is filing with the United States Securities and Exchange Commission (the “SEC”) these Post-Effective Amendments (these “Post-Effective Amendments”) to deregister all shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”) originally registered by the Registrant pursuant to the Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”) listed below, which have not been sold or otherwise issued as of the date of filing of these Post-Effective Amendments:

(1)

Registration Statement on Form S-8 No. 333-165535, filed with the SEC on March 17, 2010, pertaining to the registration of shares of Common Stock issuable pursuant to the Amended and Restated Echo Global Logistics, Inc. 2008 Stock Incentive Plan

(2)

Registration Statement on Form S-8 No. 333-184789, filed with the SEC on November 6, 2012, pertaining to the registration of shares of Common Stock issuable pursuant to the Amended and Restated Echo Global Logistics, Inc. 2008 Stock Incentive Plan (as amended and restated June 20, 2012);

(3)

Registration Statement on Form S-8 No. 333-204632, filed with the SEC on June 2, 2015, pertaining to the registration of shares of Common Stock issuable pursuant to the Echo Global Logistics, Inc. 2015 Inducement and Retention Stock Plan for Command Employees; and

(4)

Registration Statement on Form S-8 No. 333-219557, filed with the SEC on July 28, 2017, pertaining to the registration of shares of Common Stock issuable pursuant to the Amended and Restated Echo Global Logistics, Inc. 2008 Stock Incentive Plan (as amended and restated June 16, 2017).

On November 23, 2021, the Registrant completed its previously disclosed merger with Einstein Midco, LLC, a Delaware corporation (“Parent”), that was contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 9, 2021, by and among the Registrant, Parent and Einstein Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent. As a result of the Merger, each outstanding share of Common Stock was automatically convert into the right to receive cash in an amount equal to $48.25. In connection with the Merger, the Registrant is terminating all offerings of its securities pursuant to the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois on this 23rd day of November, 2021.

ECHO GLOBAL LOGISTICS, INC.

By:	/s/ Peter M. Rogers
Peter M. Rogers
Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 of the Securities Act of 1933.

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